Exhibit 4.1

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION. THIS CONVERTIBLE PROMISSORY NOTE AND SUCH UNDERLYING SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

$ .00	, 2015

For value received AYTU BIOSCIENCE, INC., a Delaware corporation (the “Company”), promises to pay to [            ] or its successors or assigns (“Holder”) the principal sum of US $        .00 (the “Original Principal Amount”). Unless earlier converted, interest shall accrue on the principal amount in the following amounts: (i) eight percent (8%) simple interest per annum for the first six (6) months and (ii) twelve percent (12%) simple interest per annum thereafter; provided however, if there has not been a Registration Statement on Form S-1 filed with the SEC for the registration of the shares of common stock underlying this Note (the “Underlying Shares”) in accordance with the Purchase Agreement (defined below) during the first six (6) month period then (a) the interest rate will increases to 14% for the remainder of the period in which the Note remains outstanding and (b) any Notes held by Company officers and directors will be hereby automatically subordinated to the remaining Notes. In the event of a Term Extension (defined below), the applicable interest rate will increase by two percent (2%). All interest on the outstanding principal shall accrue and be due and payable upon the earlier of (each, the “Maturity Date”) (a) eighteen (18) months from the date of this Note, subject to a six (6) month extension at the Company’s sole discretion (the “Term Extension”), or (b) the closing of a Sale Transaction (defined below). Accrued interest is payable with the Original Principal Amount upon the Maturity Date and may be paid in kind or in cash, in the Company’s sole discretion. Interest shall be computed daily on the basis of a 365-day year. In addition, if the Registration Statement on Form S-1 filed with the SEC for the registration of the Underlying Shares is not declared effective within one year, then any Notes held by Company officers and directors will be hereby automatically subordinated to the remaining Notes.

1. Instrument. This Convertible Promissory Note (the “Note”) is one of a series of notes (collectively, the “Notes”) issued pursuant to Note Purchase Agreements (each a “Purchase Agreement”) between the Company and Holders. The “Note Balance” shall mean at any particular time the then outstanding principal balance and any accrued but unpaid interest on this Note. Other capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. Certain additional terms and conditions applicable to this Note are set forth in the Purchase Agreement.

2. Prepayment; Notes Pari Passu; Applicable of Payments. Except with regard to conversion of this Note in accordance with Section 3 below, the Company may not prepay this Note. Upon payment in full of the Note Balance hereunder, this Note shall be surrendered to the Company for cancellation. Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments and recoveries payable on account of principal and interest on the Notes shall be paid and applied ratably and proportionately on the Note Balances of all outstanding Notes on the basis of their original principal amount. Subject to the foregoing provisions, all payments will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of principal until all principal has been paid in full.

3. Conversion.

3.1 Qualified Financing; Optional Conversion. This Note will automatically be converted, as of the close of business on the day immediately preceding the date of the closing of the next registered public offering of capital stock of the Company to investors resulting in gross proceeds to the Company of at least $5,000,000.00 (including indebtedness converted in such financing) (a “Qualified Financing”), a number of shares of capital stock of the Company as are issued in the Qualified Financing in an amount equal to One Hundred Twenty Percent (120%) of the number of such shares calculated by dividing the Note Balance by the lesser of (a) the lowest cash price per share paid by purchasers of shares in such Qualified Financing or (b) $4.63. In the event that the Company issues and sells equity securities to investors at any time while this Note remains outstanding in a financing transaction that is not a Qualified Financing, then the Company will provide notice of such financing to the Holder, which notice will include the lowest price per share paid by purchasers of shares in such financing, and the Holder will have, for a period 10 business days following the receipt of such notice, the option, but not the obligation, to convert in whole the Note Balance as of the closing of such financing into a number of shares of capital stock of the Company as are issued in such financing in an amount equal to One Hundred Twenty Percent (120%) of the number of such shares calculated by dividing the Note Balance by the lesser of (a) the lowest cash price per share paid by purchasers of shares in such financing, or (b) $4.63, by delivering a notice of Holder’s election to so convert within such 10 business day period. Notwithstanding the foregoing, this Note may be converted at any time at the option of the Holder into that number of shares of Company common stock equal in an amount equal to One Hundred Twenty Percent (120%) of the number of shares of common stock calculated by diving the Note Balance by $4.63.

3.2 Effect of Conversion. The Company shall not issue fractional shares of equity securities but shall pay the dollar equivalent of any fractional shares otherwise issuable upon conversion of this Note. Upon conversion of this Note pursuant to this Section 3, the applicable amount of outstanding principal and accrued and unpaid interest of the Note shall be converted without any further action by the Holder; provided, however, that the Company shall not be obligated to issue certificates evidencing the units of the securities issuable upon such conversion unless such Note is either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify it from any loss incurred by it in connection with such Note. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver at such office to such Holder of such Note, a certificate or certificates for the securities to which the Holder shall be entitled and a check payable to the Holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of the securities, as determined by the Company. The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date. Any conversion effected in accordance with this Section 3 shall be binding upon the Holder hereof.

3.3 Purchase Premium. In the Event of a Sale Transaction (as defined below), the Holder will be entitled to receive, at the Holder’s option, (i) repayment of the Note Balance plus an amount equal to Twenty-Five Percent (25%) of the Original Principal Amount or (ii) the consideration the Holder would have received on an as-converted basis. A “Sale Transaction” shall mean (a) a merger or consolidation of the Company with or into another entity or other transaction resulting in the existing stockholders of the Company immediately prior to the consummation of such transaction holding less than fifty percent (50%) of the voting power of the surviving entity immediately after the consummation of such transaction (other than a sale of equity securities of the Company for cash for purposes of raising capital), or (b) a sale, transfer, disposition, lease or exclusive license of all or substantially all of the assets or voting securities of the Company.

4. Events of Default. Each of the following shall be deemed to constitute an “Event of Default” hereunder:

(a) Failure to Pay. The Company fails to pay the Note Balance on the Maturity Date;

(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, or voluntarily terminate operations, (ii) make a general assignment for the benefit of any of its creditors, (iii) be dissolved or liquidated in full or in part, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, (v) admit in writing its inability to pay debts as the debts become due, or (vi) take any action for the purpose of effecting any of the foregoing;

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered, or such case or proceeding shall not be dismissed or discharged within 60 days of commencement;

(d) Performance under Financing Documents. The Company shall default in the due observance or performance of any covenant, representation, warranty, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof or pursuant to the terms of the Purchase Agreement, and such default is not remedied or waived within the time periods permitted therein, or if no cure period is provided therein, within 30 calendar days after the Company receives written notice of such default; or

(e) Default Under Other Debt. The Company shall default in the payment of any debt or liability of the Company other than the Notes, when and as the same shall become due and payable.

5. Remedies. Upon the occurrence of an Event of Default, at the option and upon the written declaration of the Holder (or automatically without such declaration if an Event of Default set forth in Section 4(c) occurs), the entire Note Balance shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and such Holder may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under this Note and exercise any and all other remedies granted to it at law, in equity or otherwise.

6. Notices. Any notice required or permitted under this Note shall be given as set forth in the Purchase Agreement.

7. Governing Law. The terms of this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws or choice of law provisions.

8. Time of Essence. Time is of the essence with respect to all of the Company’s obligations and agreements under this Note.

9. Successor and Assigns. This Note and all provisions, conditions, promises and covenants hereof shall be binding in accordance with the terms hereof upon the Company, its successors and assigns. The obligations of the Company set forth herein shall not be assignable by the Company without Holder’s prior written consent.

10. Collection Expenses. The Company further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees, incurred by the Holder in endeavoring to collect any amounts payable hereunder which are not paid when due.

11. Waiver. The Company hereby waives presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note.

12. Amendment or Waiver. Any term of this Warrant may be amended or waived only with the written consent of the Company and the Requisite Percentage. Any amendment or waiver effected in accordance with this Section 12 shall be binding upon the Holder, each other holder of Notes, each future holder of the Notes, and the Company. The “Requisite Percentage” means the holders of Notes representing a majority of the principal amount of all outstanding Notes.

13. Entire Agreement. This Note and the Purchase Agreement pursuant to which it was issued collectively contain the entire understanding of the Company and the Holder with respect to the subject matter hereof and thereof and expressly supersede any and all prior agreements and understandings among them with respect to such subject matter. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

14. No Dilution or Impairment. The Company will not, by amendment of its Certificate of Incorporation or Bylaws, each as amended to date, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Note against dilution or other impairment.

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IN WITNESS WHEREOF, the Company has caused this Note to be executed and issued as a sealed instrument as of the date and year first written above.

AYTU BIOSCIENCE, INC.

By:
Name:	Josh Disbrow
Title:	Chief Executive Officer

[Signature Page to Convertible Promissory Note]